    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 1994


                                                       REGISTRATION NO. 33-52853
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 3


                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               NORAM ENERGY CORP.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                   72-0120530
                      (I.R.S. Employer Identification No.)

                               1600 SMITH STREET
                                   11TH FLOOR
                              HOUSTON, TEXAS 77002

                                 (713) 654-5699

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               HUBERT GENTRY, JR.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               1600 SMITH STREET
                                   11TH FLOOR
                              HOUSTON, TEXAS 77002

                                 (713) 654-5699

               (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                    Copy to:

                            GERRY D. OSTERLAND, ESQ.
                           JONES, DAY, REAVIS & POGUE
                           2300 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                              DALLAS, TEXAS 75201
                                 (214) 220-3939
                            ------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/

                            ------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED AUGUST 15, 1994


PROSPECTUS

                               14,950,000 SHARES

                                  (NorAm Logo)

                                  COMMON STOCK
                            ------------------------
     NorAm Energy Corp., formerly known as Arkla, Inc. (the "Company"), may offer from time to time up to an aggregate of 14,950,000 shares of Common Stock, $.625 par value per share (the "Common Stock"). The number of shares, initial public offering price and any other terms in connection with the offering and sale of the Common Stock are set forth in an applicable Prospectus Supplement accompanying this Prospectus.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The shares of Common Stock offered hereby will be sold either through underwriters or dealers, through agents, in other ways or through any combination of any of the foregoing. The applicable Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the shares of Common Stock in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters, dealers or agents.

                            ------------------------


               The date of this Prospectus is August ...., 1994.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on, and reports, proxy statements and other information concerning the Company can be inspected at the offices of, the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3, of which this Prospectus is a part, and exhibits relating thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Act"). Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company hereby incorporates by reference herein its Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (the "Form 10-K") and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994 (the "Form 10-Qs"), which have been filed previously with the Commission under File No. 1-3751.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus. The documents incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents." Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to the Company contained in this Prospectus does not purport to be comprehensive and is based upon information contained in the Incorporated Documents. Accordingly, the information contained herein should be read together with the information contained in the Incorporated Documents.


     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the Incorporated Documents, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to the Office of the Secretary, NorAm Energy Corp., 1600 Smith Street, 11th Floor, Houston, Texas 77002, telephone number (713) 654-5699.

                                  THE COMPANY

     The Company is principally engaged in the distribution and transmission of natural gas including gathering, storage and marketing. On May 10, 1994, the stockholders of the Company approved an amendment to the Company's Restated Certificate of Incorporation to change the Company name from Arkla, Inc. to NorAm Energy Corp. The purpose of the name change is to more accurately describe the geographical area served by the Company.


     To reflect the natural division of the Company's operations, the Company is organized into two operating units, natural gas distribution and natural gas pipeline. The Company operates its gas distribution business through its Arkla division, its Entex division and its Minnegasco division. The gas transmission operations of the Company are conducted by NorAm Gas Transmission Company, Mississippi River Transmission Corporation and NorAm Energy Services, Inc.



     The Company's principal executive offices are located at 1600 Smith Street, 11th Floor, Houston, Texas 77002. Its mailing address is P.O. Box 2628, Houston, Texas, 77252-2628, and its telephone number is (713) 654-5699.


                                 USE OF PROCEEDS

     Unless otherwise stated in an applicable Prospectus Supplement accompanying this Prospectus, the net proceeds of any sale of Common Stock may be used for general corporate purposes, which may include the retirement of a portion of the Company's long-term debt.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of (i) 150,000,000 shares of Common Stock, and (ii) 10,000,000 shares of Preferred Stock, $.10 par value ("Preferred Stock"), of which 122,472,082 shares of Common Stock and 2,600,000 shares of $3.00 Convertible Exchangeable Preferred Stock, Series A ("Series A Preferred"), were issued and outstanding at August 8, 1994. The following summary description of these securities is qualified in its entirety by reference to the Restated Certificate of Incorporation of the Company which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.


COMMON STOCK

     Holders of the Common Stock are entitled to one vote for each share held of record. The Company's Restated Certificate of Incorporation provides for cumulative voting in the election of directors. Subject to the preferential rights of the holders of Preferred Stock, the holders of Common Stock are entitled to receive any dividends which may be declared by the Company's Board of Directors out of funds legally available therefor and to share pro rata in the net assets of the Company upon liquidation. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities and there are no redemption provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and not subject to further calls or assessments.

PREFERRED STOCK

     Holders of Preferred Stock are entitled to such dividends, liquidation preferences, redemption rights, voting rights, conversion and exchange privileges, and other rights and preferences as the Board of Directors of the Company may determine in each resolution authorizing a series of Preferred Stock. The Preferred Stock ranks prior to the Common Stock with respect to both dividends and distribution of assets on liquidation, dissolution or winding up. At the date hereof, the only shares of Preferred Stock issued and outstanding are the shares of Series A Preferred which have a liquidation value of $50 per share, are entitled to cumulative quarterly dividends when and as declared by the Company's Board of Directors at an annual rate of $3.00 per share and are convertible at the option of the holder at any time into shares of Common Stock at a conversion price of $28 5/8 per share of Common Stock, subject to certain adjustments. The holders of Series A Preferred do not have voting rights. However, in the event that the Company fails to pay dividends on shares of Series A Preferred for six consecutive quarters, the holders thereof have the right to elect two directors to the Company's Board. Holders of Series A Preferred have no preemptive rights.

                             PLAN OF DISTRIBUTION

     The Company may sell the shares of Common Stock offered hereby in any one or more of the following ways: (i) through an underwriter, or an underwriting syndicate, or dealers, (ii) through agents, (iii) in other ways, such as in privately negotiated transactions, direct sales to one or more purchasers or otherwise or (iv) through any combination of any of the foregoing.

     The distribution of the shares of Common Stock offered hereby may be effected from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of shares of Common Stock offered hereby, underwriters, dealers or agents may receive compensation from the Company or from purchasers of such shares of Common Stock in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of the shares of Common Stock offered hereby may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of any such shares by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter, dealer or agent will be identified and any such compensation received from the Company will be described in an applicable Prospectus Supplement accompanying this Prospectus. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of the shares of Common Stock offered hereby may be entitled to indemnification by the Company against certain liabilities, including under the Act, or contribution from the Company to payments which the underwriters or dealers may be required to make in respect thereof. The underwriters, dealers or agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     The specific terms and manner of sale of shares of Common Stock will be described in an applicable Prospectus Supplement accompanying this Prospectus.

                                 LEGAL OPINIONS


     Unless otherwise indicated in an applicable Prospectus Supplement accompanying this Prospectus, the legality of the shares of Common Stock offered hereby will be passed upon for the Company by Hubert Gentry, Jr., Senior Vice President, General Counsel and Secretary of the Company, 1600 Smith Street, 11th Floor, Houston, Texas 77002. As of August 9, 1994, Mr. Gentry beneficially owned 19,138 shares of Common Stock acquired pursuant to various employee benefit plans of the Company.


                                    EXPERTS

     The consolidated financial statements and related financial statement schedules of the Company as of December 31, 1993 and 1992, and for the years ended December 31, 1993, 1992 and 1991, incorporated by reference in the Form 10-K, which is incorporated by reference in this Prospectus, have been so included in reliance on the reports of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be paid by the registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except for the Securities and Exchange Commission registration fee.

                                                                                AMOUNT
                                                                              ----------
    Securities and Exchange Commission Registration Fee.....................  $38,342.00
    Transfer Agent Fees and Expenses........................................   10,000.00
    Printing and Engraving Fees.............................................   75,000.00
    Accountant's Fees and Expenses..........................................   60,000.00
    Legal Fees and Expenses.................................................  100,000.00
    Blue Sky Fees and Expenses..............................................   35,000.00
    Miscellaneous...........................................................    5,000.00
                                                                              ----------
              Total.........................................................  323,342.00
                                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware (the "DGCL") gives corporations the power to indemnify officers and directors under certain circumstances.

     Article III of the Company's By-Laws provides for indemnification of officers and directors to the extent permitted by the DGCL. The Company also has policies insuring its officers and directors against certain liabilities for action taken in such capacities, including liabilities under the Act.

     Article Seventh of the Company's Restated Certificate of Incorporation, as amended, adopted the provision of Delaware law limiting or eliminating the potential monetary liability of directors to the Company or its stockholders for breaches of a director's fiduciary duty of care. However, the provision does not limit or eliminate the liability of a director for disloyalty to the Company or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under section 174 of the DGCL.

     Article Seventh also provides that if the DGCL is subsequently amended to authorize further limitation or elimination of the liability of directors, such subsequent limitation or elimination of director's liability will be automatically implemented without further stockholder action. Furthermore, repeal or modification of the terms of the Article Seventh will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

ITEM 16. EXHIBITS.


EXHIBIT
  NO.                               DESCRIPTION OF EXHIBIT
- -------                             ----------------------
  *4.1     -- Restated Certificate of Incorporation of the Company, as amended.
   4.2     -- By-Laws of the Company (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-8 (Registration
              No. 33-54241), as filed by the Company on June 23, 1994).
  *5       -- Opinion of Hubert Gentry, Jr., Senior Vice President, General
              Counsel and Secretary of the Company as to the legality of the shares of Common Stock being offered.
  23.1     -- Consent of Coopers & Lybrand.
 *23.2     -- Consent of Hubert Gentry, Jr., Senior Vice President, General
              Counsel and Secretary of the Company (included in Exhibit 5).
 *24.1     -- Powers of Attorney of each of the directors and officers of the
              Company whose name appears on the signature pages hereof.


- ---------------

* Previously filed.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons for the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to Registration Statement No. 33-52853 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 15th day of August, 1994.


                                          NORAM ENERGY CORP
                                          (Registrant)


                                          By     /s/  MICHAEL B. BRACY


                                                    (Michael B. Bracy)


                                                 Executive Vice President


                                              and Principal Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement No. 33-52853 has been signed by the following persons in the capacities and on the date indicated.



               T. MILTON HONEA*                Principal executive
              (T. Milton Honea)                  officer and Director
          Chairman of the Board and
           Chief Executive Officer

              MICHAEL B. BRACY                 Principal financial
             (Michael B. Bracy)                  officer and Director
        Executive Vice President and
         Principal Financial Officer

              JACK W. ELLIS, II*               Principal accounting
             (Jack W. Ellis, II)                 officer
             Vice President and
            Corporate Controller

              JOE E. CHENOWETH*                Director
             (Joe E. Chenoweth)

            O. HOLCOMBE CROSSWELL*             Director
           (O. Holcombe Crosswell)

              WALTER A. DeROECK*               Director
             (Walter A. DeRoeck)
                                                                                August 15, 1994
             DONALD H. FLANDERS*               Director
            (Donald H. Flanders)

                JOHN P. GOVER*                 Director
               (John P. Gover)

               ROBERT C. HANNA*                Director
              (Robert C. Hanna)

                 MYRA JONES*                   Director
                (Myra Jones)

               SIDNEY MONCRIEF*                Director
              (Sidney Moncrief)

              LARRY C. WALLACE*                Director
             (Larry C. Wallace)

               D. W. WEIR, SR.*                Director
              (D. W. Weir, Sr.)

     *By  /s/  MICHAEL B. BRACY
              (Michael B. Bracy
              Attorney-in-Fact)

                               INDEX TO EXHIBITS


       EXHIBIT
         NO.                                   DESCRIPTION OF EXHIBIT
- ---------------------  ----------------------------------------------------------------------
          * 4.1        -- Restated Certificate of Incorporation of the Company, as amended.
           4.2         -- By-Laws of the Company (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-8 (Registration No.
                          33-54241), as filed by the Company on June 23, 1994).
          * 5          -- Opinion of Hubert Gentry, Jr., Senior Vice President, General
                          Counsel and Secretary of the Company as to the legality of the shares of Common Stock being offered.
          23.1         -- Consent of Coopers & Lybrand.
          *23.2        -- Consent of Hubert Gentry, Jr., Senior Vice President, General
                          Counsel and Secretary of the Company (included in Exhibit 5).
          *24.1        -- Powers of Attorney of each of the directors and officers of the
                          Company whose name appears on the signature pages hereof.


- ---------------

* Previously filed.